Rackspace Announces Interim Chief Financial Officer

SAN ANTONIO -- Rackspace Hosting today announced the appointment of Karl Pichler as Acting Chief Financial Officer and principal financial officer, effective April 15, 2011. Pichler will serve on an interim basis while the company conducts a search for the position. Pichler will replace Bruce Knooihuizen who announced his retirement on February 10, 2011. Knooihuizen's resignation will be effective as of April 15, 2011 after which he will continue to be available to assist the company.
Pichler joined Rackspace's Europe, Middle East and Asia (EMEA) team in April of 2009 and has served as Rackspace's CFO, International and Global Treasury since February. He was formerly VP Finance International. Pichler joined Rackspace in 2005 as Vice President of Finance and was based in Rackspace's San Antonio, Texas corporate headquarters until his appointment to the international position. Over his tenure, he has had several roles at the company, including the further development of the finance function and the design and implementation of the company's global financing activities.
About Rackspace Hosting
Rackspace Hosting is the world's leading specialist in the hosting and cloud computing industry, and the founder of OpenStack, an open source cloud platform. The San Antonio-based company provides Fanatical Support® to its customers, across a portfolio of IT services, including Managed Hosting and Cloud Computing. Rackspace has been recognized by Bloomberg BusinessWeek as a Top 100 Performing Technology Company and was featured on Fortune's list of 100 Best Companies to Work For. The company was also positioned in the Leaders Quadrant by Gartner Inc. in the “2010 Magic Quadrant for Cloud Infrastructure as a Service and Web Hosting.” For more information, visit www.rackspace.com

Contact:
Natalie Silva
Rackspace Corporate Communications
210 312 1673
Natalie.silva@rackspace.com